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                                EXHIBIT 4(l)

                  TERMS AND CONDITIONS OF THE INSTRUMENTS


Note: The instruments described in this Exhibit has not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from the registration requirements of the Securities
       Act of 1933.


1.   FORM AND DENOMINATION

1.01 Instruments are issued in bearer form and are serially numbered.

1.02 Each Tranche of Instruments is represented upon issue by a temporary global Instrument (a "Temporary Global Instrument")-Interests in the Temporary Global Instrument may be exchanged for:

     (i) interests in a permanent global Instrument (a "Permanent Global Instrument"); or

     (ii) if so specified in the Pricing Supplement, definitive instruments in bearer form ("Definitive Instruments")

          Exchanges of interests in a Temporary Global Instrument for Definitive Instruments or, as the case may be, a Permanent Global Instrument will be made only on or after the Exchange Date (as specified in the Pricing Supplement) and provided certification as to non-U.S. beneficial ownership thereof (or as to ownership thereof by or through a financial institution in compliance with the applicable provisions of U.S. law) as required by U.S. Treasury regulations (in substantially the form set out in the Temporary Global Instrument or in such other form as is customarily issued in such circumstances by the relevant clearing system) has been received.

1.03 The bearer of any Temporary Global Instrument shalt not (unless, upon due presentation of such Temporary Global Instrument for exchange (in whole but not in part only) for a Permanent Global Instrument or for delivery of Definitive Instruments, such exchange or delivery is improperly withheld or refused and such withholding or refusal is continuing at the relevant payment date) be entitled to receive any payment in respect of the Instruments represented by such Temporary Global Instrument which falls due on or after the Exchange Date or be entitled to exercise any option on a date after the Exchange Date.

1.04 Subject to Condition 1.03 above, if any date on which a payment of interest is due on the Instruments of a Tranche occurs whilst any of the Instruments of that Tranche are represented by a Temporary Global Instrument, the related interest payment will be made on the Temporary Global Instrument only to the extent that certification as to the non-U.S. beneficial ownership thereof as required by U.S. Treasury regulations (in substantially the form set out in the Temporary Global Instrument or in such other form as is customarily issued in such circumstances by the relevant clearing system) has been received by Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel Bank") or any other relevant clearing system (including, in the case of Instruments listed on the Paris Bourse, Sicovam S.A. and the Intermediaires financiers habilities authorized to maintain accounts therein (together, the "Sicovam") and the Deutscher Kassenverein AG).

1.05 Interests in a Permanent Global Instrument will be exchanged by the Issuer in whole but not in part only at the option of the Holder of such Permanent Global Instrument, for Definitive Instruments, (a) if an Event of Default (as defined in Condition 7) occurs in respect of any Instrument of the relevant Series; or (b) if either Euroclear or Cedel Bank or any other relevant clearing system (including Sicovam) is closed for business for a continuous period of fourteen days (other than by reason of public holidays) or announces an intention to cease business permanently or in fact does so; or (c) if so specified in the Pricing Supplement, at the option of the Holder of such Permanent Global Instrument upon such Holder's request, in all cases at the cost and expense of the Issuer, unless otherwise specified in the Pricing Supplement. In order to exercise the option contained in paragraph (c) of the preceding sentence, the Holder must, not less than forty-five days before the date upon which the delivery of such Definitive Instruments is required, deposit the relevant Permanent Global Instrument with the Fiscal Agent at its specified office with the form of exchange notice endorsed thereon duly completed. If the Issuer does not make the required delivery of Definitive Instruments by 6.00 p.m. (London time) on the day on which the relevant notice period expires or, as the case may be, the thirtieth day after the day on which such Permanent Global Instrument becomes due to be exchanged and, in the case of (a) above, such Instrument is not duly redeemed (or the funds required for such redemption are not available to the Fiscal Agent for the purposes of effecting such redemption and remain available for such purpose) by 6.00 p.m. (London time) on the thirtieth day after the day at which such Instrument became immediately redeemable then each Holder (as defined in Condition 2.01) or its successors or assigns may, without the consent and to the exclusion of the bearer thereof, file any claim, take any action or institute any proceeding to enforce, directly against the Issuer, the obligation of the Issuer to pay any amount due in respect of each Instrument represented by the Permanent Global Instrument which is credited to such Holders' securities account with a clearing agent as fully as though such Instrument were evidenced by a Definitive Instrument without the production of a Permanent Global Instrument, provided that the bearer thereof shall not theretofore have filed a claim, taken action or instituted proceedings to enforce the same in respect of such instrument.

1.06 Interest-bearing Definitive Instruments have attached thereto at the time of their initial delivery coupons ("Coupons"), presentation of which will be a prerequisite to the payment of interest save in certain circumstances specified herein. Interest-bearing Definitive Instruments, if so specified in the Pricing Supplement, have attached thereto at the time of their initial delivery, a talon ("Talon") for further coupons and the expression "Coupons" shall, where the context so requires, include Talons.

1.07 Instruments, the principal amount of which is repayable by instalments ("Instalment Instruments") which are Definitive Instruments, have attached thereto at the time of their initial delivery, payment receipts ("Receipts") in respect of the instalments of principal.

DENOMINATION OF INSTRUMENTS

1.08 Instruments are in the denomination or denominations (each of which denomination is integrally divisible by each smaller denomination) specified in the Pricing Supplement. Instruments of one denomination may not be exchanged for Instruments of any other denomination.

CURRENCY OF INSTRUMENTS

1.09 The Instruments are denominated in such currency as may be specified in the Pricing Supplement. Any currency may be so specified, subject to compliance with all applicable legal and/or regulatory and/or central bank requirements. For these purposes, the ECU (as defined in Condition 8C) is deemed to be a currency.

PARTLY PAID INSTRUMENTS

1.10 Instruments may be issued on a partly paid basis ("Partly Paid Instruments") if so specified in the Pricing Supplement. The subscription moneys therefor shall be paid in such number of instalments ("Partly Paid Instalments") in such amounts, on such dates and in such manner as may be specified in the Pricing Supplement. The first such instalment shall be due and payable on the date of issue of the Instruments. For the purposes of these Terms and Conditions, in respect of any Partly Paid Instrument, ("Paid Up Amount") means the aggregate amount of all Partly Paid Instalments in respect thereof as shall have fallen due and been paid up in full in accordance with the Terms and Conditions.

     Not less than 14 days nor more than 31 days prior to the due date for payment of any Partly Paid Instalment (other than the first such Instalment) the Issuer shall publish a notice in accordance with Condition 14 stating the due date for payment thereof and stating that failure to pay any such Partly Paid Instalment on or prior to such date will entitle the Issuer to forfeit the Instruments with effect from such date ("Forfeiture Date") as may be specified in such notice (not being less than 14 days after the due date for payment of such Partly Paid Instalment), unless payment of the relevant Partly Paid Instalment together with any interest accrued thereon is paid prior to the Forfeiture Date. The Issuer shall procure that any Partly Paid Instalments paid in respect of any Instruments subsequent to the Forfeiture Date in respect thereof shall be returned promptly to the persons entitled thereto. The Issuer shall not be liable for any interest on any Partly Paid Instalment so returned.

     Interest shall accrue on any Partly Paid Instalment which is not paid on or prior to the due date for payment thereof at the Interest Rate (in the case of non-interest bearing Instruments, at the rate applicable to overdue payments) and shall be calculated in the same manner and on the same basis as if it were interest accruing on the Instruments for the period from and including the due date for payment of the relevant Partly Paid Instalment up to but excluding the Forfeiture Date. For the purpose of the accrual of interest, any payment of any Partly Paid Instalment made after the due date for payment shall be treated as having been made on the day preceding the Forfeiture Date (whether or not a Business Day as defined in Condition 5.09).

     Unless an Event of Default (or an event which with the giving of notice, the lapse of time or the making or giving of any determination or certification would constitute an Event of Default) shall have occurred and be continuing, on the Forfeiture Date, the Issuer shall be entitled to forfeit all of the Instruments in respect of which any Partly Paid Instalment shall not have been duly paid, whereupon the Issuer shall be entitled to retain all Partly Paid Instalments previously paid in respect of such Instruments and shall be discharged from any obligation to repay such amount or to pay interest thereon, or (where such Instruments are represented by a Temporary Global Instrument or a Permanent Global Instrument) to exchange any interests in such Instrument for interests in a Permanent Global Instrument or to deliver Definitive Instruments in respect thereof, but shall have no other rights against any person entitled to the Instruments which have been so forfeited.

     Without prejudice to the right of the Issuer to forfeit any Instruments, for so long as any Partly Paid Instalment remains due but unpaid, and except in the case where an Event of Default shall have occurred and be continuing no interests in a Temporary Global Instrument may be exchanged for interests in a Permanent Global Instrument.

Until such time as all the subscription moneys in respect of Partly Paid Instruments shall have been paid in full and except in the case where an Event of Default shall have occurred and be continuing or if any of Euroclear or Cedel Bank or any other relevant clearing system (including Sicovam) is closed for business for a continuous period of 14 days (other than by reason of public holidays) or announces an intention to cease business permanently or in fact does so, no interests in a Temporary Global Instrument or a Permanent Global Instrument may be exchanged for Definitive Instruments.

2.   TITLE AND TRANSFER

2.01 Title to definitive Instruments, Receipts and Coupons passes by delivery. References herein to the "Holders" of Instruments or of Receipts or Coupons are to the bearers of such definitive Instruments or such Receipts or Coupons. Each person who is shown in the records of Euroclear or Cedel Bank or any other relevant clearing system (including Sicovam) as entitled to a particular number of Instruments by way of an interest in a Temporary Global Instrument or Permanent Global Instrument will be treated by the Issuer, the Fiscal Agent and any Paying Agent as the holder of such number of instruments, and the expression "Holders" shall be construed accordingly.

2.02 The Holder of any Instrument or Coupon will (except as otherwise required by applicable law or regulatory requirement) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest thereof or therein, any writing thereon, or any theft or loss thereof) and no person shall be liable for so treating such Holder.

3.   STATUS OF THE INSTRUMENTS

3A   STATUS - UNSUBORDINATED INSTRUMENTS

3A.01 This Condition 3A is applicable in relation to Instruments specified in the relevant Pricing Supplement as being unsubordinated or not specified as being subordinated.

3A.02 The Instruments constitute direct, unsubordinated and unsecured indebtedness for borrowed money of the Issuer and rank pari passu without any preference among themselves and at least pari passu in right of payment with all other unsubordinated and unsecured indebtedness for borrowed money of the Issuer, present and future (save for certain mandatory exceptions provided by law).

3B  STATUS - SUBORDINATED INSTRUMENTS

3B.01 This Condition 3B is applicable to Instruments issued by American Express Bank Ltd. specified in the Pricing Supplement as being subordinated ("Subordinated Instruments"). Subordinated Instruments may also be issued by any other Issuer, upon the terms and containing the subordination provisions specified in the relevant Pricing Supplement. Subordinated Instruments issued by American Express Bank Ltd. will be subject to such other provisions, if any, as specified in the relevant Pricing Supplement.

3B.02 Subordinated Instruments and Additional Amounts (as defined below) of the Issuer, if any, will be unsecured and subordinated in right of payment to all present and future Senior Indebtedness (as defined below) and will rank pari passu without any preference among themselves.

     "Senior Indebtedness" means the Issuer's obligations to its depositors (including uninsured depositors), its obligations under banker's acceptances and letters of credit, its obligations in respect of customers' credit balances, and its obligations to its other creditors, including any obligations to any Federal Reserve Bank and the Federal Deposit Insurance Corporation, whether now outstanding or hereafter incurred (except any other obligations which rank on a parity with or junior to the Subordinated Instruments). There will be no restrictions on the Issuer's ability to incur additional Senior Indebtedness from time to time.

     No payment pursuant to the Subordinated Instruments or related
Coupons may be made, and no holder of the Subordinated Instruments or related Coupons shall be entitled to demand or receive any such payment, unless all amounts of principal, premium, if any, and interest then due but unpaid on all Senior Indebtedness of the Issuer have been paid in full or duly provided for and, at the time of such payment or immediately after giving effect thereto, there does not exist with respect to any such Senior Indebtedness any event of default permitting the holders thereof to accelerate the maturity thereof or any event which, with notice or lapse of time or both, would become such an event of default. Upon any distribution of the assets of the Issuer upon dissolution, winding-up, liquidation or reorganisation, the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full of principal, premium, if any, and interest before any payment is made on the Subordinated Instruments. By reason of such subordination, in the event of the insolvency of the Issuer, holders of Senior Indebtedness might receive more, ratably, and holders of the Subordinated Instruments might receive less, ratably, than the other creditors of the Issuer. The Subordination of the Subordinated Instruments will not prevent the occurrence of any event of default in respect of the Subordinated Instruments. See Condition 7 for limitations on the rights of acceleration.

4.   NEGATIVE PLEDGE

4.01 This Condition 4 is applicable in relation to Instruments issued by TRS, Credco or AEOCC only.

4.02 So long as any Instruments remain outstanding, the Issuer will not, and will not permit any Material Subsidiary of the Issuer (as defined below) to, create, assume, or suffer to exist any Lien securing any indebtedness for borrowed money on any asset now owned or hereafter acquired by it, except:

     (a) Liens on real property to secure the payment of all or any part of the purchase price of such real property or the cost of construction thereof or the cost of improvements thereon or to secure any debt incurred prior to, at the time of or after the acquisition of such real property for the purpose of financing all or any part of the purchase price thereof, the costs of construction thereof or the costs of improvements thereto;

     (b) Liens on property existing at the time of acquisition of such property by the Issuer or any Material Subsidiary or to secure the payment of all or any part of the purchase price of such property or the cost of construction thereof or to secure any debt incurred prior to, at the time of, or within 270 days following the acquisition of such property for the purpose of financing all or any part of the purchase price thereof, the costs of construction thereof, or the costs of improvements to such property, provided that such Lien attaches to such property concurrently with or within 270 days after the acquisition thereof by the Issuer or such Material Subsidiary or, in the case of construction of or improvements to property, within 270 days after the Issuer or such Material Subsidiary incurs the debt secured by such Lien;

     (c) Liens on any assets of a corporation existing at the time such corporation is merged into or consolidated with the Issuer or a Material Subsidiary or at the time of the sale, lease or other disposition of the properties of such corporation to the Issuer or a Material Subsidiary and not created in contemplation of such event;

     (d)  Liens arising out of capitalized lease obligations;

     (e) Liens on any assets of any corporation at the time such corporation becomes a Material Subsidiary and not created in contemplation of such event;

     (f) Liens on any asset of the Issuer or any Material Subsidiary in favor of the United States of America or any State thereof or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;

     (g) Liens in favor of any customer to secure partial, progress, advance or other payments for goods produced for, or services rendered to, such customer by the Issuer or any Material Subsidiary in the ordinary course of business not exceeding the amount of such payments;

     (h) Liens for taxes, assessments and governmental charges or levies not required to be paid at any time and Liens resulting from or arising out of legal proceedings being contested in good faith or not involving amounts claimed at any time aggregating in excess of U.S. $20,000,000;

     (i) Liens created by the Issuer or any Material Subsidiary as security for indebtedness owing to American Express Company or to a wholly-owned Subsidiary of American Express Company or Liens arising from any Non-Recourse Receivables Transaction or the sale or disposition of notes, accounts receivable or other rights to receive payment by the Issuer or any Material Subsidiary to American Express Company or to any wholly-owned Subsidiary of American Express Company including without limitation Liens granted by the Issuer or any Material Subsidiary to secure its obligations in connection with the collection of such notes, accounts receivable or other rights to receive payment;

     (j) Liens arising out of any extension, renewal or replacement of any Lien permitted by clauses (a), (b), (c), (d) and (e) or any debt secured thereby; provided that the principal amount of debt secured thereby shall not be increased and that any such extension, renewal or replacement Lien shall not extend to or cover any property of the Issuer or any Material Subsidiary other than the property specified in such clauses and improvements and accessions thereto;

     (k) Liens arising out of deposits with, or the giving of security to, or as required by any governmental agency or any body created or approved by law or governmental regulation, which are required as a condition to the transaction of any business (including the issuance of travelers' cheques or money orders or the insuring of risk) or the obtaining or exercise of any privilege or license or to enable the Issuer or any Material Subsidiary to maintain self-insurance or to participate in any arrangements established by law to cover any insurance risks or in connection with workmen's compensation, unemployment insurance, old age pensions, social security or similar matters;

     (l) Liens incurred by the Issuer or any Material Subsidiary in connection with any transaction (including an agreement with respect thereto) now existing or hereafter entered into which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction or any other similar transaction (including any option with respect to any of these transactions) and any combination of these transactions, parallel loans, back-to-back loans or other similar arrangements or contracts, in each case entered into in the ordinary course of business for the purpose of asset and liability management;

     (m) Liens (in addition to those Liens permitted under the other clauses herein) on real property of the Issuer or any Material Subsidiary so long as the aggregate amount of the debt secured by such Liens does not exceed, in the case of property other than the World Financial Center, 200 Vesey Street, New York, New York (the "World Financial Center"), U.S.$300,000,000 in the aggregate at any one time outstanding, and in the case of the World Financial Center, the excess of (A) 80 percent of the fair market value of the World Financial Center as determined by an independent real estate appraiser of recognized standing as of a date not more than two years prior to the date on which any such Lien is created or incurred over (B) the outstanding principal amount of any debt secured by Liens on the World Financial Center permitted by clause (a) above;

     (n) Liens on shares of capital stock of an acquired company incurred in connection with the acquisition thereof until such time as such acquired company shall become a wholly-owned Subsidiary of the Issuer;

     (o) Liens arising out of the financing by the Issuer or any Material Subsidiary of the Issuer of accounts receivable or other rights to receive payment arising in connection with the business conducted by the Issuer or any Material Subsidiary of the Issuer, including, without limitation, the business of issuing American Express-R Cards;

     (p) Liens arising by operation of law such as carriers', workmen's, mechanics', materialmen's or other similar Liens;

     (q) Liens on deposits of the Issuer or any Material Subsidiary with banks so long as such deposits are made in connection with loans made by such banks to American Express Company or any wholly-owned Subsidiary of American Express, provided that the amount of any such deposit does not exceed the amount of the related loan and that the Issuer or such Material Subsidiary, as the case may be, is by agreement with the bank fully subrogated to the rights of the bank to receive payments under such loan, in the event and to the extent such deposit is used to reimburse the bank under such loan;

     (r) Liens on cash, cash equivalents or securities issued or fully guaranteed by the United States Government or any agency of the United States Government owned by the Issuer or any Material Subsidiary created to secure obligations owing by the Issuer or any affiliate of the Issuer to American Express Centurion Bank, or to any of its successors or to other Subsidiaries of TRS that are subject to federal or state banking regulation, so long as they are wholly-owned by TRS, or to any of their wholly-owned Subsidiaries in connection with the card or merchandise services business;

     (s) Liens on any assets of a corporation or on the stock thereof existing at the time such corporation is merged into or consolidated with the Issuer or a Material Subsidiary or at the time of the sale, lease or other disposition of the assets or stock of such corporation to the Issuer or a Material Subsidiary if created to secure payment of the purchase price paid by the Issuer or such Material Subsidiary in connection with such merger, consolidation, sale, lease or other disposition;

     (t) Other Liens (whether or not on real property) so long as the aggregate of all debt secured thereby does not, at any time on or after the date which is six months after the date of incurrence of any such Lien, exceed in the aggregate at any one time outstanding, 10 percent of consolidated shareholder's equity of the Issuer and its consolidated Subsidiaries as of the end of the previous fiscal year, as shown on the most recent annual consolidated balance sheet of the Issuer and its consolidated Subsidiaries.

4.03 For the purposes of these Terms and Conditions:

"Material Subsidiary" means at any time with respect to Credco and TRS, any Subsidiary of such Issuer which, together with its consolidated Subsidiaries, has consolidated assets at such time in excess of U.S.$l billion. "Material Subsidiary" means at any time with respect to AEOCC, any Subsidiary of such Issuer as to which the Issuer's and its other Subsidiaries' investment in and advances to the Subsidiary exceed 10 percent of the total assets of the Issuer and its consolidated Subsidiaries as of the most recently completed fiscal year or as to which the Issuer's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of the Issuer and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

"Subsidiary" means as to any person any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such person; and

"Non-Recourse Receivables Transaction" means a sale, transfer, pledge, or assignment of accounts receivable in respect of which the transferee has expressly agreed that it has no recourse against the transferor or any of its affiliates.

5.   INTEREST

Interest

5.01 Instruments may be interest-bearing or non interest-bearing, as specified in the Pricing Supplement. Words and expressions appearing in this Condition 5 and not otherwise defined herein or in the Pricing Supplement shall have the meanings given to them in Condition 5.09.

INTEREST-BEARING INSTRUMENTS

5.02 Unless otherwise specified in the Pricing Supplement, Instruments which are specified in the Pricing Supplement as being interest-bearing shall bear interest from their Interest Commencement Date at the Interest Rate payable in arrears on each Interest Payment Date.

FLOATING RATE INSTRUMENTS

5.03 If the Pricing Supplement specifies the Interest Rate applicable to the Instruments as being Floating Rate it shall also specify which page (the "Relevant Screen Page") on the Reuters Screen or Telerate or any other information vending service shall be applicable. If such a page is so specified, the Interest Rate applicable to the relevant Instruments for each Interest Accrual Period shall be determined by the Calculation Agent on the following basis:

     (i) the Calculation Agent will determine the offered rate for deposits (or, as the case may require, the arithmetic mean (rounded, if necessary, to the nearest ten thousandth of a percentage point, 0.00005 being rounded upwards) of the offered rates for deposits) in the relevant currency for a period of the duration of the relevant Interest Accrual Period on the Relevant Screen Page as of the Relevant Time on the relevant Interest Determination Date;

     (ii) if, on any Interest Determination Date, no such rate for deposits so appears (or, as the case may be, if fewer than two such rates for deposits so appear) or if the Relevant Screen Page is unavailable, the Calculation Agent will request appropriate quotations and will determine the arithmetic mean (rounded as aforesaid) of the rates at which deposits in the relevant currency are offered by four major banks in the London interbank market, selected by the Calculation Agent, at approximately the Relevant Time on the Interest Determination Date to prime banks in the London interbank market for a period of the duration of the relevant Interest Accrual Period and in an amount that is representative for a single transaction in the relevant market at the relevant time;

     (iii)if, on any Interest Determination Date, only two or three rates are so quoted, the Calculation Agent will determine the arithmetic mean (rounded as aforesaid) of the rates so quoted; or

     (iv) if fewer than two rates are so quoted, the Calculation Agent will determine the arithmetic mean (rounded as aforesaid) of the rates quoted by four major banks in the Relevant Financial Centre (or, in the case of Instruments denominated in ECU, in such financial centre or centres as the Calculation Agent may select) selected by the Calculation Agent, at approximately
          11.00 a.m. (Relevant Financial Centre time (or local time at such other financial centre or centres as aforesaid)) on the first day of the relevant Interest Accrual Period for loans in the relevant currency to leading European banks for a period for the duration of the relevant Interest Accrual Period and in an amount that is representative for a single transaction in the relevant market at the relevant time, and the Interest Rate applicable to such Instruments during each Interest Accrual Period will be the sum of the relevant margin (the "Relevant Margin") specified in the Pricing Supplement and the rate (or, as the case may be, the arithmetic mean (rounded as aforesaid) of the rates) so determined provided, however, that, if the Calculation Agent is unable to determine a rate (or, as the case may be, an arithmetic mean of rates) in accordance with the above provisions in relation to any Interest Accrual Period, the Interest Rate applicable to such Instruments during such Interest Accrual Period will be the sum of the Relevant Margin and the rate (or, as the case may be, the arithmetic mean (rounded as aforesaid) of the rates) determined in relation to such Instruments in respect of the last preceding Interest Accrual Period.

ISDA RATE INSTRUMENTS

5.04 If the Pricing Supplement specifies the Interest Rate applicable to the Instruments as being ISDA Rate, each Instrument shall bear interest as from such date, and at such rate or in such amounts, and such interest will be payable on such dates, as would have applied (regardless of any event of default or termination event or tax event thereunder) if the Issuer had entered into an interest rate swap transaction with the Holder of such Instrument under the terms of an agreement to which the ISDA Definitions applied and under which:

- the Fixed Rate Payer, Fixed Amount Payer, Fixed Price Payer, Floating Rate Payer, Floating Amount Payer or, as the case may be, the Floating Price Payer is the Issuer (as specified in the Pricing Supplement);

-    the Effective Date is the Interest Commencement Date;

-    the Termination Date is the Maturity Date;

- the Calculation Agent is the Calculation Agent as defined in Condition 4.09;

-    the Calculation Periods are the Interest Accrual Periods;

-    the Period End Dates are the Interest Period End Dates;

-    the Payment Dates are the Interest Payment Dates;

-    the Reset Dates are the Interest Period End Dates;

-    the Calculation Amount is the principal amount of such Instrument;

- the Day Count Fraction applicable to the calculation of any amount is that specified in the Pricing Supplement or, if none is so specified, as may be determined in accordance with the ISDA Definitions;

- the Applicable Business Day Convention applicable to any date is that specified in the Pricing Supplement or, if none is so specified, as may be determined in accordance with the ISDA Definitions; and

-    the other terms are as specified in the Pricing Supplement.

MAXIMUM OR MINIMUM INTEREST RATE

5.05 If any Maximum or Minimum Interest Rate is specified in the Pricing Supplement, then the Interest Rate shall in no event be greater than the maximum or be less than the minimum so specified.

ACCRUAL OF INTEREST

5.06 Interest shall accrue on the Outstanding Principal Amount of each Instrument during each Interest Accrual Period from the Interest Commencement Date. Interest will cease to accrue from the due date for redemption therefor (or, in the case of an Instalment Instrument, in respect of each instalment of principal, on the due date for payment of the relevant Instalment Amount) unless upon due presentation or surrender thereof (if required), payment in full of the Redemption Amount (as defined in Condition 6.10) or the relevant Instalment Amount is improperly withheld or refused or default is otherwise made in the payment thereof in which case interest shall continue to accrue on the principal amount in respect of which payment has been improperly withheld or refused or default has been made (as well after as before any demand or judgment) at the Interest Rate then applicable or such other rate as may be specified for this purpose in the Pricing Supplement until the date on which, upon due presentation or surrender of the relevant Instrument (if required), the relevant payment is made or, if earlier (except where presentation or surrender of the relevant Instrument is not required as a precondition of payment), the seventh day after the date on which, the Fiscal Agent having received the funds required to make such payment, notice is given to the Holders of the Instruments in accordance with Condition 14 that the Fiscal Agent has received the required funds (except to the extent that there is failure in the subsequent payment thereof to the relevant Holder).

INTEREST AMOUNT(S), CALCULATION AGENT AND REFERENCE BANKS

5.07 If a Calculation Agent is specified in the Pricing Supplement, the Calculation Agent, as soon as practicable after the Relevant Time on each Interest Determination Date (or such other time on such date as the Calculation Agent may be required to calculate any Redemption Amount or Instalment Amount, obtain any quote or make any determination or calculation) will determine the Interest Rate and calculate the amount(s) of interest payable (the "Interest Amount(s)") in respect of each Denomination of the Instruments for the relevant Interest Accrual Period, calculate the Redemption Amount or Instalment Amount, obtain such quote or make such determination or calculation, as the case may be, and cause the Interest Rate and the Interest Amounts for each Interest Period and the relevant Interest Payment Date or, as the case may be, the Redemption Amount or any Instalment Amount to be notified to the Fiscal Agent, the Issuer, the Holders in accordance with Condition 14 and, if the Instruments are listed on a stock exchange and the rules of such exchange so require, such exchange as soon as possible after their determination or calculation but in no event later than the fourth London Banking Day thereafter or, if earlier in the case of notification to the stock exchange, the time required by the relevant stock exchange. The Interest Amounts and the Interest Payment Date so notified may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without notice in the event of an extension or shortening of an Interest Accrual Period or the Interest Period. If the Instruments become due and payable under Condition 7, the Interest Rate and the accrued interest payable in respect of the Instruments shall nevertheless continue to be calculated as previously in accordance with this Condition but no publication of the Interest Rate or the Interest Amount so calculated need be made. The determination of each Interest Rate, Interest Amount, Redemption Amount and Instalment Amount, the obtaining of each quote and the making of each determination or calculation by the Calculation Agent shall (in the absence of manifest error) be final and binding upon the Issuer and the Holders and neither the Calculation Agent nor any Reference Bank shall have any liability to the Holders in respect of any determination, calculation, quote or rate made or provided by it.

     The Issuer will procure that there shall at all times be such Reference Banks as may be required for the purpose of determining the Interest Rate applicable to the Instruments and a Calculation Agent, if provision is made for one in the Terms and Conditions.

     If the Calculation Agent is incapable or unwilling to act as such or if the Calculation Agent fails duly to establish the Interest Rate for any Interest Accrual Period or to calculate the Interest Amounts or any other requirements, the Issuer will appoint the London office of a leading bank engaged in the London interbank market to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid.

CALCULATIONS AND ADJUSTMENTS

5.08 The amount of interest payable in respect of any Instrument for any period shall be calculated by multiplying the product of the Interest Rate and the Outstanding Principal Amount by the Day Count Fraction, save that
(i) if the Pricing Supplement specifies a specific amount in respect of such period, the amount of interest payable in respect of such Instrument for such period will be equal to such specified amount and (ii) in the case of Instruments where the Interest Rate is fixed, the interest shall be calculated on the basis of a 360-day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed. Where any Interest Period comprises two or more Interest Accrual Periods, the amount of interest payable in respect of such Interest Period will be the sum of the amounts of interest payable in respect of each of those Interest Accrual Periods.

     For the purposes of any calculations referred to in these Terms and Conditions (unless otherwise specified in the Pricing Supplement), (a) all percentages resulting from such calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with 0.000005 percent being rounded up to 0.00001 percent), (b) all United States dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one half cent being rounded up), (c) all Japanese Yen amounts used in or resulting from such calculations will be rounded downwards to the next lower whole Japanese Yen amount, (d) all Italian Lira and Spanish Peseta amounts will be rounded to the nearest Italian Lira or Spanish Peseta (with one half Italian Lira or Spanish Peseta being rounded up) and (e) all amounts denominated in any other currency used in or resulting from such calculations will be rounded to the nearest two decimal places in such currency, with 0.005 being rounded upwards.

DEFINITIONS

5.09 "Applicable Business Day Convention" means the "Business Day Convention" which may be specified in the Pricing Supplement as applicable to any date in respect of the Instruments unless the Pricing Supplement specifies "No Adjustment" in relation to any date in which case such date shall not be adjusted in accordance with any Business Day Convention. Different Business Day Conventions may apply, or be specified in relation to, the Interest Payment Dates, Interest Period End Dates and any other date or dates in respect of any Instruments.

     "Banking Day" means, in respect of any city, any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in that city.

     "Business Day" means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business and settle payments in the relevant currency in the Relevant Financial Centre in respect of the relevant Instruments and/or in any other place or any other days as may be specified in the Pricing Supplement or, in relation to Instruments payable in ECU, which is an ECU Settlement Day (as defined in the ISDA Definitions but disregarding, for this purpose, paragraph (b) of such definition).

     "Business Day Convention" means a convention for adjusting any date if it would otherwise fall on a day that is not a Business Day and the following Business Day Conventions, where specified in the Pricing Supplement in relation to any date applicable to any Instruments, shall have the following meanings:

     (i) "Following Business Day Convention" means that such date shall be postponed to the first following day that is a Business Day;

     (ii) "Modified Following Business Day Convention" or "Modified Business Day Convention" means that such date shall be postponed to the first following day that is a Business Day unless that day falls in the next calendar month in which case that date will be the first preceding day that is a Business Day;

     (iii)"Preceding Business Day Convention" means that such date shall be brought forward to the first preceding day that is a Business Day; and

     (iv) "FRN Convention" or "Eurodollar Convention" means that each such date shall be the date which numerically corresponds to the preceding such date in the calendar month which is the number of months specified in the Pricing Supplement after the calendar month in which the preceding such date occurred Provided that:

          (a) if there is no such numerically corresponding day in the calendar month in which any such date should occur, then such date will be the last day which is a Business Day in that calendar month;

          (b) if any such date would otherwise fall on a day which is not a Business Day, then such date will be the first following day which is a Business Day unless that day falls in the next calendar month, in which case it will be the first preceding day which is a Business Day; and

          (c) if the preceding such date occurred on the last day in a calendar month which was a Business Day, then all subsequent such dates will be the last day which is a Business Day in the calendar month which is the specified number of months after the calendar month in which the preceding such date occurred.

     "Calculation Agent" means such agent as may be specified in the Pricing Supplement as the Calculation Agent.

     "Day Count Fraction" means, in respect of the calculation of an amount for any period of time ("Calculation Period"), such day count fraction as may be specified in the Pricing Supplement and:

     (i) if "Actual/365" or "Actual/Actual" is so specified, means the actual number of days in the Calculation Period divided by 365 (or, if any portion of the Calculation Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365);

     (ii) if "Actual/360" is so specified, means the actual number of days in the Calculation Period divided by 360; and

     (iii)if "30E/360" or "Eurobond Basis" is so specified means, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12-30-day months, without regard to the date of the first day or last day of the Calculation Period unless, in the case of the final Calculation Period, the date of final maturity is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month).

     "Interest Accrual Period" means, in respect of an Interest Period, each successive period beginning on and including an Interest Period End Date and ending on but excluding the next succeeding Interest Period End Date during that Interest Period provided always that the first Interest Accrual Period shall commence on and include the Interest Commencement Date and the final Interest Accrual Period shall end on but exclude the date of final maturity.

     "Interest Commencement Date" means the date of issue of the Instruments (as specified in the Pricing Supplement) or such other date as may be specified as such in the Pricing Supplement.

     "Interest Determination Date" means, in respect of any Interest Accrual Period, the date falling such number (if any) of Banking Days in such city(ies) as may be specified in the Pricing Supplement prior to the first day of such Interest Accrual Period, or if none is specified:

     (i) in the case of Instruments denominated in Pounds Sterling, the first day of such Interest Accrual Period; or

     (ii) in any other case, the date falling two London Banking Days prior to the first day of such Interest Accrual Period.

     "Interest Payment Date" means the date or dates specified as such in, or determined in accordance with the provisions of, the Pricing Supplement and, if an Applicable Business Day Convention is specified in the Pricing Supplement, as the same may be adjusted in accordance with the Applicable Business Day Convention or if the Applicable Business Day Convention is the FRN Convention and an interval of a number of calendar months is specified in the Pricing Supplement as being the Interest Period, each of such dates as may occur in accordance with the FRN Convention at such specified period of calendar months following the date of issue of the Instruments (in the case of the first Interest Payment Date) or the previous Interest Payment Date (in any other case).

     "Interest Period" means each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date provided always that the first Interest Period shall commence on and include the Interest Commencement Date and the final Interest Period shall end on but exclude the date of final maturity.

     "Interest Period End Date" means the date or dates specified as such in, or determined in accordance with the provisions of the Pricing Supplement and, if an Applicable Business Day Convention is specified in the Pricing Supplement, as the same may be adjusted in accordance with the Applicable Business Day Convention or, if the Applicable Business Day Convention is the FRN Convention and an interval of a number of calendar months is specified in the Pricing Supplement as the Interest Accrual Period, such dates as may occur in accordance with the FRN Convention at such specified period of calendar months following the Interest Commencement Date (in the case of the first Interest Period End Date) or the previous Interest Period End Date (in any other case) or, if none of the foregoing is specified in the Pricing Supplement, means the date or each of the dates which correspond with the Interest Payment Date(s) in respect of the Instruments.

     "Interest Rate" means the rate or rates (expressed as a percentage per annum) or amount or amounts (expressed as a price per unit of relevant currency) of interest payable in respect of the Instruments specified in, or calculated or determined in accordance with the provisions of, the Pricing Supplement.

     "ISDA Definitions" means the 1991 ISDA Definitions (as amended and updated as at the date of issue of the first Tranche of the Instruments of the relevant Series (as specified in the Pricing Supplement) as published by the International Swaps and Derivatives Association, Inc. (formerly the International Swap Dealers Association, Inc.)).

     "Outstanding Principal Amount" means, in respect of an Instrument, its principal amount less, in respect of any Instalment Instrument, any principal amount on which interest shall have ceased to accrue in accordance with Condition 5.06 or, in the case of a Partly Paid Instrument, the Paid Up Amount of such Instrument or otherwise as indicated in the Pricing Supplement.

     "Reference Banks" means such banks as may be specified in the Pricing Supplement as the Reference Banks or, if none are specified, "Reference Banks" has the meaning given in the ISDA Definitions, mutatis mutandis.

     "Relevant Financial Centre" means such financial centre or centres as may be specified in relation to the relevant currency for the purposes of the definition of "Business Day" in the ISDA Definitions.

     "Relevant Time" means the time as of which any rate is to be determined as specified in the Pricing Supplement or, if none is specified, at which it is customary to determine such rate.

     "Reuters Screen" means, when used in connection with a designated page and any designated information, the display page so designated on the Reuter Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying such information).

     "Telerate" means, when used in connection with any designated page and any designated information, the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying such information).

NON-INTEREST BEARING INSTRUMENTS

5.10 If any Maturity Redemption Amount (as defined in Condition 6.01) in respect of any Instrument which is non-interest bearing is not paid when due, interest shall accrue on the overdue amount at a rate per annum (expressed as a percentage per annum) equal to the Amortisation Yield defined in, or determined in accordance with the provisions of, the Pricing Supplement or at such other rate as may be specified for this purpose in the Pricing Supplement until the date on which, upon due presentation or surrender of the relevant Instrument (if required), the relevant payment is made or, if earlier (except where presentation or surrender of the relevant Instrument is not required as a precondition of payment), the seventh day after the date on which, the Fiscal Agent having received the funds required to make such payment, notice is given to the Holders of the Instruments in accordance with Condition 14 that the Fiscal Agent has received the required funds (except to the extent that there is failure in the subsequent payment thereof to the relevant Holder). The amount of any such interest shall be calculated in accordance with the provisions of Condition 5.08 as if the Interest Rate was the Amortisation Yield, the Outstanding Principal Amount was the overdue sum and the Day Count Fraction was as specified for this purpose in the Pricing Supplement or, if not so specified, 30E/360 (as defined in Condition 5.09).

6.    REDEMPTION AND PURCHASE

REDEMPTION AT MATURITY

6.01 Unless previously redeemed, or purchased and cancelled of unless such Instrument is stated in the Pricing Supplement as having no fixed maturity date, each Instrument shall be redeemed at its maturity redemption amount (the "Maturity Redemption Amount") (which shall be its Outstanding Principal Amount or such other redemption amount as may be specified in or determined in accordance with the Pricing Supplement) (or, in the case of Instalment Instruments, in such number of instalments and in such amounts ("Instalment Amounts") as may be specified in, or determined in accordance with the provisions of, the Pricing Supplement) on the date or dates (or, in the case of Instruments which bear interest at a floating rate of interest, on the date or dates upon which interest is payable) specified in the Pricing Supplement.

EARLY REDEMPTION FOR TAXATION REASONS

6.02 (i) If in relation to any Series of Instruments as a result of any actual or proposed change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the Island of Jersey or of the United States of America or any political subdivision or authority thereof or agency therein or thereof having the power to tax, or any change or proposed change or amendment in the application, interpretation, administration or enforcement of such laws, regulations or rulings, which becomes effective or issued on or after the date of issue of such Instruments or any other date specified in the Pricing Supplement, (such laws, regulations or rulings with respect to the United States being hereinafter collectively referred to as "United States Law"), there is a substantial likelihood that the Issuer will or may be required to pay any Additional Amounts as provided in Condition 8, and such obligation cannot be avoided by the Issuer taking reasonable measures available to it (which measures in the good faith opinion of the Issuer will not have an adverse impact on the Issuer's business) and such circumstances are evidenced by the delivery by the Issuer to the Fiscal Agent of a certificate signed by two authorized officers of the Issuer stating that the said circumstances prevail and describing the facts leading thereto, the Issuer may, at its option and having given no less than thirty nor more than sixty days' notice (ending, in the case of Instruments which bear interest at a floating rate, on a day upon which interest is payable) to the Holders of the Instruments in accordance with Condition 14 (which notice shall be irrevocable), redeem all (but not some only) of the outstanding Instruments comprising the relevant Series at their early tax redemption amount (the "Early Redemption Amount (Tax)") (which shall be their Outstanding Principal Amount or, in the case of Instruments which are non-interest bearing, their Amortized Face Amount (as defined in Condition 6.11) or such other redemption amount as may be specified in, or determined in accordance with the provisions of, the Pricing Supplement), together with accrued interest (if any) therein, provided, however, that no such notice of redemption may be given earlier than 90 days (or, in the case of Instruments which bear interest at a floating rate a number of days which is equal to the aggregate of the number of days falling within the then current interest period applicable to the Instruments plus 60 days) prior to the earliest date on which the Issuer would be obliged to pay such Additional Amounts were a payment in respect of the Instruments then due.

     The Issuer may not exercise such option in respect of any Instrument which is the subject of the prior exercise by the Holder thereof of its option to require the redemption of such Instrument under Condition 6.06.

     (ii) (A) If, as a result of a change in current or future United States Law, the Issuer shall determine that any payment by the Issuer or any of the Paying Agents in respect of any Instrument or Coupon would be subject to any certification, documentation, identification, information or other reporting requirement of any kind the effect of which requirement is the disclosure to the Issuer, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Instrument or Coupon who is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust or a foreign partnership to the extent one or more partners is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust (a "United States Alien") (other than a requirement (a) that would not be applicable to a payment by the Issuer or any one of the Paying Agents to a custodian, nominee or other agent of the beneficial owner, or (b) that can be satisfied by such custodian, nominee or other agent certifying to the effect that the beneficial owner is a United States Alien, provided that, in any case referred to in clauses (a) or (b) payment by the custodian, nominee or agent to the beneficial owner is not otherwise subject to any such requirement, or (c) that would not be applicable to a payment by at least one other Paying Agent, or (d) that would be applicable only to a payment by a custodian, nominee or other agent of the beneficial owner to the beneficial owner), the Issuer, at its option, either (x) shall redeem all (but not some only) of the outstanding Instruments at any time, or on a day upon which interest is payable in the case of Instruments which bear interest at a floating rate or (y) if the conditions of paragraph (D) below are satisfied, shall pay the Additional Amounts specified in paragraph (D) below but provided that if any Holder fails to present its Instrument, together with all appurtenant Coupons, if any, for redemption as specified in clause
               (x) above, such Holder will not be entitled to any Additional Amounts.

          (B)  The Issuer shall select its option pursuant to paragraph
               (A) above as soon as practicable and publish prompt notice thereof (the "Determination Notice") stating (x) the effective date of such certification, documentation, identification, information or other reporting requirement, (y) whether the Issuer will redeem the Instruments or, if the conditions of paragraph (D) below are satisfied, pay the Additional Amounts specified in paragraph (D) below, and (z) (if applicable) the last date by which the redemption of the Instruments must take place, as provided below.

               If the Instruments are to be redeemed pursuant to this paragraph (B), such redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as the Issuer, subject as provided above and in paragraph (C) below, shall elect by notice to the Fiscal Agent at least 45 days before the date fixed for redemption. Notice of such redemption of the Instruments will be given to the Holders of the Instruments no less than thirty nor more than sixty days' notice prior to the date fixed for redemption by publication in accordance with Condition 14.

          (C) Notwithstanding the foregoing, the Issuer shall not be obliged so to redeem the Instruments if the Issuer shall subsequently determine not fewer than 30 days prior to the date fixed for redemption that subsequent payments on the Instruments and Coupons would not be subject to any such certification, documentation, identification, information or other reporting requirement, in which case the Issuer shall give prompt notice of such subsequent determination by publication in accordance with Condition 14 and any earlier redemption notice shall be revoked and of no further effect.

          (D) Notwithstanding the foregoing, and as long as such certification, documentation, identification, information or other reporting requirement would be fully satisfied by payment of backup withholding tax or similar charge, the Issuer may elect to pay such Additional Amounts as may be necessary so that every net payment following the effective date of such requirement by the Issuer or any of the Paying Agents in respect of any Instrument or any Coupon of which the beneficial owner is a United States Alien (but without any requirement that the nationality, residence or identity, other than status as a United States Alien, of such beneficial owner be disclosed to the Issuer, any Paying Agent or any governmental authority), after deduction or withholding for or on account of such backup withholding tax or similar charge will not be less than the amount provided for in such Instrument or Coupon to be then due and payable, provided that the backup withholding tax or similar charge is not a charge which:

               (i) would not be applicable in the circumstances set forth in the parenthetical clause of (A) above;

               (ii) is imposed as a result of the fact that the Company
                    or any paying agent has actual knowledge that the beneficial owner of such Note or Coupon is a U.S. person; or

               (iii)is imposed as a result of presentation of such Note
                    or Coupon for payment more than 10 days after the date on which such payment becomes due and payable or on which payment thereof is duty provided for, whichever occurs later.

               If the Issuer elects to pay Additional Amounts pursuant to this paragraph, and the Issuer is obligated to pay such Additional Amounts, the Issuer shall, on giving not fewer than 30 days prior notice in accordance with Condition 14, have the right to redeem all (but not some only) of the outstanding Instruments at any time. If the Issuer elects to pay Additional Amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then the Issuer shall redeem the Instruments pursuant to the provisions of paragraph (B) but subject to paragraph
               (C).

          (E) Instruments redeemed pursuant to this Condition 6.02(ii), will be redeemed at their Early Redemption Amount (Tax) referred to in Condition 6.02(i), together with accrued interest (if any) to but excluding the date fixed for redemption.


OPTIONAL EARLY REDEMPTION (CALL)

6.03 If this Condition 6.03 is specified in the Pricing Supplement as being applicable, then the Issuer may, having given the appropriate notice and subject to such conditions as may be specified in the Pricing Supplement, redeem all (but not, unless and to the extent that the Pricing Supplement specifies otherwise, some only) of the Instruments of the relevant Series at their call early redemption amount (the "Early Redemption Amount (Call)") (which shall be their Outstanding Principal Amount or, in the case of Instruments which are non-interest bearing, their Amortised Face Amount (as defined in Condition 6.11) or such other redemption amount as may be specified in, or determined in accordance with the provisions of, the Pricing Supplement), together with accrued and unpaid interest (if any) thereon on the date specified in such notice to but excluding the date fixed for redemption.

     The Issuer may not exercise such option in respect of any Instrument which is the subject of the prior exercise by the Holder thereof of its option to require the redemption of such Instrument under Condition 6.06.

6.04 The appropriate notice referred to in Condition 6.03 is a notice given by the Issuer to the Holders of the Instruments of the relevant Series in accordance with Condition 14, which notice shall be irrevocable and shall specify:

-    the Series of Instruments subject to redemption;

- whether such Series is to be redeemed in whole or in part only and, if in part only, the aggregate principal amount of and (except in the case of a Temporary Global Instrument or Permanent Global Instrument) the serial numbers of the Instruments of the relevant Series which are to be redeemed;

- the due date for such redemption, which shall be not less than thirty days nor more than sixty days after the date on which such notice is given and which shall be such date or the next of such dates ("Call Option Date(s)") or a day failing within such period ("Call Option Period"), as may be specified in the Pricing Supplement and which is, in the case of Instruments which bear interest at a floating rate, a date upon which interest is payable; and

- the Early Redemption Amount (Call) at which such Instruments are to be redeemed.

PARTIAL REDEMPTION

6.05 If the Instruments of a Series are to be redeemed in part only on any date in accordance with Condition 6.03:

- in the case of Instruments other than a Temporary Global Instrument or Permanent Global Instrument, the Instruments to be redeemed shall be drawn by lot in such European city as the Fiscal Agent may specify, or identified in such other manner or in such other place as the Fiscal Agent may approve and deem appropriate and fair;

- in the case of a Temporary Global Instrument or a Permanent Global Instrument, the Instruments to be redeemed shall be selected in accordance with the rules of Euroclear and/or Cedel Bank and/or any other relevant clearing system;

and subject always to compliance with all applicable laws and the requirements of any stock exchange on which the relevant Instruments may be listed.

OPTIONAL EARLY REDEMPTION (PUT)

6.06 If this Condition 6.06 is specified in the Pricing Supplement as being applicable, then the Issuer shall, upon the exercise of the relevant option by the Holder of any Instrument of the relevant Series, and subject to such conditions, if any, as may be specified in the Pricing Supplement redeem such Instrument on the date specified in the relevant Put Notice (as defined below) at its put early redemption amount (the "Early Redemption Amount (Put)") (which shall be its Outstanding Principal Amount or, if such Instrument is non-interest bearing, its Amortised Face Amount (as defined in Condition 6.11) or such other redemption amount as may be specified in, or determined in accordance with the provisions of, the Pricing Supplement), together with accrued and unpaid interest (if any) thereon to but excluding the date fixed for redemption. In order to exercise such option, the Holder must, not less than forty-five days before the date on which such redemption is required to be made as specified in the Put Notice (which date shall be such date or the next of the dates ("Put Date(s)") or a day falling within such period ("Put Period") as may be specified in the Pricing Supplement), deposit the relevant Instrument (together, in the case of an interest-bearing Definitive Instrument, with all unmatured Coupons appertaining thereto other than any Coupon maturing on or before the date of redemption (failing which the provisions of Condition 9A.06 apply)) during normal business hours at the specified office of any Paying Agent together with a duty completed early redemption notice ("Put Notice") in the form which is available from the specified office of any of the Paying Agents specifying, in the case of a Temporary Global Instrument or Permanent Global Instrument, the aggregate principal amount in respect of which such option is exercised (which must be the minimum denomination specified in the Pricing Supplement or an integral multiple thereof). No Instrument so deposited and option exercised may be withdrawn (except as provided in the Issue and Paying Agency Agreement).

     The holder of an Instrument may not exercise such option in respect of any Instrument which is the subject of an exercise by the Issuer of its option to redeem such Instrument under either Condition 6.02 or 6.03.


PURCHASE OF INSTRUMENTS

6.07 Subject to any conditions specified in the Pricing Supplement with respect to Subordinated Instruments, the Issuer or any of its subsidiaries may at any time purchase Instruments in the open market or otherwise and at any price provided that all unmatured Receipts and Coupons appertaining thereto are purchased therewith.

CANCELLATION OF REDEEMED AND PURCHASED INSTRUMENTS

6.08 All unmatured Instruments and Coupons redeemed or purchased otherwise than in the ordinary course of business of dealing in securities or as a nominee in accordance with this Condition 6 will be cancelled forthwith and may not be reissued or resold.

FURTHER PROVISIONS APPLICABLE TO REDEMPTION AMOUNT AND INSTALMENT AMOUNTS

6.09 The provisions of Condition 5.07 and the last paragraph of Condition
5.08 shall apply to any determination or calculation of the Redemption Amount or any Instalment Amount required by the Pricing Supplement to be made by the Calculation Agent (as defined in Condition 5.09).

6.10 References herein to "Redemption Amount" shalt mean, as appropriate, the Maturity Redemption Amount, the final Instalment Amount, Early Redemption Amount (Tax), Early Redemption Amount (Call), Early Redemption Amount (Put) and Early Termination Amount or such other amount in the nature of a redemption amount as may be specified in, or determined in accordance with the provisions of, the Pricing Supplement.

6.11 In the case of any Instrument which is non-interest bearing, the "Amortised Face Amount" shall be an amount equal to the sum of:

     (i)  the Issue Price specified in the Pricing Supplement; and

     (ii) the product of the Amortisation Yield being applied to the Issue Price from (and including) the Issue Date specified in the Pricing Supplement to (but excluding) the date fixed for redemption or (as the case may be) the date upon which such Instrument becomes due and repayable.

          Were such calculation is to be made for a period which is not a whole number of years, the calculation in respect of the period of less than a full year shall be made on the basis of the Day Count Fraction (as defined in Condition 5.09) specified in the Pricing Supplement for the purposes of this Condition 6.11.

6.12 If any Redemption Amount (other than the Maturity Redemption Amount) is improperly withheld or refused or default is otherwise made in the payment thereof, the Amortised Face Amount shall be calculated as provided in Condition 6.11 but as if references in subparagraph (ii) to the date fixed for redemption or the date upon which such Instrument becomes due and repayable were replaced by references to the earlier of:

     (i) the date on which, upon due presentation or surrender of the relevant Instrument (if required), the relevant payment is made; and

     (ii) (except where presentation or surrender of the relevant Instrument is not required as a precondition of payment), the seventh day after the date on which, the Fiscal Agent having received the funds required to make such payment, notice is given to the Holders of the Instruments in accordance with Condition 14 of that circumstance (except to the extent that there is a failure in the subsequent payment thereof to the relevant Holder).

7.     EVENTS OF DEFAULT

UNSUBORDINATED INSTRUMENTS

7.01 The following events or circumstances as modified by, and/or such other events as may be specified in, the Pricing Supplement shall be Events of Default (each an "Event of Default") in relation to the Instruments of any Series of Unsubordinated Instruments, namely:

     (i) the Issuer fails to pay any amount of principal in respect of, or premium, if any, on the Instruments of the relevant Series or any of them on the due date for payment thereof, and such failure to pay principal or premium continues unremedied for a period of 2 days, or fails to pay any amount of interest in respect of the Instruments of the relevant Series or any of them on the due date for payment thereof, and such failure to pay interest continues unremedied for a period of 30 days; or

     (ii) the Issuer defaults in the performance or observance of any other of its material obligations under the Instruments of the relevant Series or the Issue and Paying Agency Agreement and such default remains unremedied for 60 days after written notice requiring such default to be remedied has been delivered to the Issuer at the specified office of the Fiscal Agent by the Holders of at least 25 per cent. in aggregate principal amount of the Instruments of such Series then outstanding; or

     (iii)default in the payment when due and continuance of such default beyond any applicable grace period thereto by the Issuer with respect to any principal of, premium or interest on any debt outstanding in principal amount of U.S. $25,000,000 or more in the aggregate (exclusive of the Instruments) of the Issuer or any Material Subsidiary (as defined in Condition 4); or the occurrence, and continuance beyond any applicable grace period thereto, of any other event or condition under any agreement or instrument relating to such debt, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause the acceleration of the maturity of such debt; or any such debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such debt shalt be required to be made, in each case prior to the stated maturity of such debt; and written notice declaring any event described in this paragraph (iii) to be an Event of Default has been delivered to the Issuer at the specified office of the Fiscal Agent by the Holders of at least 25 per cent. in aggregate principal amount of the Instruments of the relevant Series then outstanding; or

     (iv) the entry by a court or a governmental authority having jurisdiction in the premises of (A) a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganisation or other similar law, or any similar applicable law of Jersey (including a declaration of en desastre in the case of AEOCC), or (B) a decree or order adjudging the Issuer a bankrupt or insolvent, or approving as properly filed a petition seeking reorganisation, arrangement, adjustment or composition of or in respect of the Issuer, under any applicable U.S. federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or substantially all of its assets, or ordering the winding up or liquidation of the affairs of the Issuer, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

     (v) the commencement by the Issuer of a voluntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganisation or other similar law, or any similar applicable law of Jersey (including a declaration of en desastre in the case of AEOCC) or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganisation or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganisation or relief under any applicable U.S. federal or state bankruptcy, insolvency, reorganisation or other similar law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or substantially all of its assets, or to an order for the winding up or liquidation of the affairs of the Issuer.

SUBORDINATED INSTRUMENTS

7.02 The following events or circumstances as modified by, and/or such other events as may be specified in, the Pricing Supplement shalt be Events of Default (each an "Event of Default") in relation to the Instruments of any Series of Subordinated Instruments, namely:


     (i) the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganisation or other similar law or (b) a decree or order adjudging the Issuer a bankrupt or insolvent, or approving as properly filed a petition seeking reorganisation, arrangement, adjustment or composition of or in respect of the Issuer under any applicable U.S. federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or of any substantial part of its property, or ordering the liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

     (ii) the commencement by the Issuer or a voluntary case or proceedings under any applicable U.S. federal or state bankruptcy, insolvency, reorganisation or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of it in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganisation or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganisation or relief under any applicable U.S. federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking or corporate action by the Issuer in furthermore of any such action.

7.03 The Issuer may, without the consent of the holders of the Instruments, consolidate with, merge into, or sell, convey, transfer or lease its properties and assets as an entirety, or substantially as an entirety, to any person provided that the successor assumes all obligations of the Issuer under the Instruments, the Coupons and the Issue and Paying Agency Agreement.

7.04 If any Event of Default shalt occur in relation to any Series of Instruments, any Holder of an Instrument of the relevant Series may, by written notice to the Issuer, at the specified office of the Fiscal Agent, declare that such Instrument and (if the Instrument is interest-bearing) all interest then accrued but unpaid on such Instrument shall be due and payable upon the date such written notice thereof is received by the Fiscal Agent, unless prior to such date all Events of Default in respect of all the Instruments of the relevant Series have been cured or waived, whereupon the same shall become immediately due and payable at its early termination amount (the "Early Termination Amount") (which shall be its Outstanding Principal Amount or, if such Instrument is non-interest bearing, its Amortised Face Amount (as defined in Condition 6.11) or such other redemption amount as may be specified in, or determined in accordance with the provisions of, the Pricing Supplement), together with all interest (if any) accrued and unpaid thereon to but excluding the date of payment, without presentment, demand, protest or other notice of any kind, all of which the Issuer expressly waives anything contained in such Instrument to the contrary notwithstanding.

WITH RESPECT TO THE INSTRUMENTS OF ANY SERIES OF SUBORDINATED INSTRUMENTS, THERE IS NO RIGHT OF ACCELERATION OF THE PAYMENT OF PRINCIPAL IN THE CASE OF A DEFAULT IN THE PAYMENT OF PRINCIPAL, INTEREST, ADDITIONAL INTEREST, IF ANY, AND PREMIUM, IF ANY, ON THE INSTRUMENTS OR IN THE PERFORMANCE OF ANY OTHER COVENANT OF THE ISSUER IN THE INSTRUMENTS OR THE ISSUE AND PAYING AGENCY AGREEMENT.

8.  TAXATION

8.01 All amounts payable (whether in respect of principal, interest or otherwise) in respect of the Instruments will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United States or, in the case of Instruments issued by AEOCC, the Island of Jersey or, in either case, any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Issuer will pay such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts receivable by the Holder after such withholding or deduction for or on account of such payment shall equal the respective amounts which would have been receivable by such Holder in the absence of such withholding or deduction; except that no such Additional Amounts shall be payable in relation to any payment in respect of any Instrument or Coupon for or on account of:

     (i) any tax, duty, assessment or other governmental charge which would not have been imposed but for (x) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation) and the United States or, as applicable, the Island of Jersey, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment therein, or (y) the presentation of an Instrument or Coupon for payment on a date more than 10 days after the Relevant Date (as defined below); or

     (ii) any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge; or

     (iii)any tax, duty, assessment or other governmental charge imposed by reason of such Holder's past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States as a private foundation or other tax exempt organisation for United States federal income tax purposes, or as a corporation which accumulates earnings to avoid United States federal income tax; or

     (iv) any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of or interest on any Instrument or Coupon; of

     (v) any tax, duty, assessment or other governmental charge required to be withheld by any paying agent appointed by the Issuer from any payment of principal of or interest on any Instrument or Coupon if such payment can be made without withholding by any other paying agent appointed by the Issuer; or

     (vi) any tax, duty, assessment or other governmental charge that would not have been so imposed but for (x) failure of a beneficial owner of any Instrument or Coupon appertaining thereto to provide or cause to be provided such certification, information or documentation that the Issuer may require, on or before the date that the Issuer may require, in accordance with income tax laws and regulations of the United States or any political subdivision or taxing authority thereof or therein, to establish the status of such Holder as a United States Alien or otherwise to establish entitlement to an exemption from such tax, assessment or charge in respect of such payment or (y) a determination by a taxing authority or a court of competent jurisdiction in the United States that a certification or other proof provided to establish an exemption from such tax, assessment or charge is not acceptable; or

     (vii)any tax, duty, assessment or other governmental charge imposed on (A) such Holder that (x) is the actual or constructive owner of 10 percent or more of the total combined voting power of all shares of the Issuer entitled to vote as determined under section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), (y) is not a bank for United States tax purposes whose receipt of interest under the Instrument or Coupon is described in Section 881(c)(3)(A) of the Code, or (z) is a controlled foreign corporation for United States tax purposes that is related to the Issuer through stock ownership; or (B) the interest that is contingent interest described in section 871(h) (4) of the Code, related primarily to interest based on or determined by reference to income, profits, cash flow and other comparable attributes of the obligor or a party related to the obligor; or

     (viii)any amount payable under any present backup withholding provision of the United States tax laws or regulations thereunder; or

     (ix) any combination of items (i) through (viii);

          nor shall any Additional Amounts be paid to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such Instrument or Coupon to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to the payment of such Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of such Instrument or Coupon.

8.02 For the purposes of these Terms and Conditions, the "Relevant Date" means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the Fiscal Agent on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to Holders, notice to that effect shall have been duly given to the Holders of the Instruments of the relevant Series in accordance with Condition 14.

8.03 If the Issuer becomes subject generally at any time to any taxing jurisdiction other than or in addition to the United States, or, in the case of AEOCC, the Island of Jersey and where the Issuer is AEB acting through a branch or subsidiary located in a jurisdiction other than the United States, references in Condition 6.02 and Condition 8.01 to the United States shall be read and construed as references to the United States and/or to such other jurisdiction(s).

8.04 The Issuer shall pay all stamp and other duties, if any, which may be imposed by the United Kingdom or any political subdivision thereof or taxing authority therein with respect to the execution and delivery of the Issue and Paying Agency Agreement or the issuance of any Instruments or Coupons.

8.05 Any reference in these Terms and Conditions to "principal" and/or "interest" in respect of the Instruments shall be deemed also to refer to any additional amounts which may be payable under this Condition 8. Unless the context otherwise requires, any reference in these Terms and Conditions to "principal" shall include any premium payable in respect of an Instrument, any Instalment Amount or Redemption Amount and any other amounts in the nature of principal payable pursuant to these Terms and Conditions and "interest" shall include all amounts payable pursuant to Condition 5 and any other amounts in the nature of interest payable pursuant to these Terms and Conditions.

9.     PAYMENTS

9A.01 Payment of amounts (other than interest) due in respect of Instruments will be made against presentation and (save in the case of partial payment or payment of an Instalment Amount (other than the final Instalment Amount)) surrender of the relevant Instruments at the specified office of any of the Paying Agents.

     Payment of Instalment Amounts (other than the final Instalment Amount) in respect of an Instalment Instrument which is a Definitive Instrument with Receipts will be made against presentation of the Instrument together with the relevant Receipt and surrender of such Receipt.

     The Receipts are not and shall not in any circumstances be deemed to be documents of title and if separated from the Instrument to which they relate will not represent any obligation of the Issuer. Accordingly, the presentation of an Instrument without the relative Receipt or the presentation of a Receipt without the Instrument to which it appertains shall not entitle the Holder to any payment in respect of the relevant Instalment Amount.

9A.02 Payment of amounts in respect of interest on Instruments will be made:

     (i) in the case of a Temporary Global Instrument or Permanent Global Instrument, against presentation of the relevant Temporary Global Instrument or Permanent Global Instrument at the specified office of any of the Paying Agents outside (unless Condition 9A.03 applies) the United States and, in the case of a Temporary Global Instrument, upon due certification as required therein;

     (ii) in the case of Definitive Instruments without Coupons attached thereto at the time of their initial delivery, against presentation of the relevant Definitive Instruments at the specified office of any of the Paying Agents outside (unless Condition 9A.03 applies) the United States; and

     (iii)in the case of Definitive Instruments delivered with Coupons attached thereto at the time of their initial delivery, against surrender of the relevant Coupons or, in the case of interest due otherwise than on a scheduled date for the payment of interest, against presentation of the relevant Definitive Instruments, in either case at the specified office of any of the Paying Agents outside (unless Condition 9A.03 applies) the United States.

9A.03 Payments of amounts due in respect of interest on the Instruments and exchanges of Talons for Coupon sheets in accordance with Condition 9A.06 will not be made at the specified office of any Paying Agent in the United States (as defined in the United States Internal Revenue Code and Regulations thereunder) unless (a) payment in full of amounts due in respect of interest on such Instruments when due or, as the case may be, the exchange of Talons at all the specified offices of the Paying Agents outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and (b) such payment or exchange is permitted by applicable United States law. If paragraphs (a) and (b) of the previous sentence apply, the Issuer shall forthwith appoint a further Paying Agent with a specified office in New York City.

9A.04 If the due date for payment of any amount due in respect of any Instrument is not a Relevant Financial Centre Day (as defined in Condition 9B.02), then the Holder thereof will not be entitled to payment thereof until the next day which is such a day, and from such day and thereafter will be entitled to receive payment by cheque on any local banking day, and will be entitled to payment by transfer to a designated account on any day which is a local banking day, a Relevant Financial Centre Day and a day on which commercial banks and foreign exchange markets settle payments in the relevant currency in the place where the relevant designated account is located and no further payment on account of interest or otherwise shall be due in respect of such postponed payment unless there is a subsequent failure to pay in accordance with these Terms and Conditions in which event interest shall continue to accrue as provided in Condition 5.06 or, if appropriate, Condition 5.10.

9A.05 Each Definitive Instrument initially delivered with Coupons, Talons or Receipts attached thereto should be presented and, save in the case of partial payment of the Redemption Amount, surrendered for final redemption together with all unmatured Receipts, Coupons and Talons relating thereto, failing which:

     (i) if the Pricing Supplement specifies that this paragraph (i) of Condition 9A.05 is applicable (and, in the absence of specification, this paragraph (i) shall apply to Definitive Instruments which bear interest at a fixed rate or rates or in fixed amounts) and subject as hereinafter provided, the amount of any missing unmatured Coupons (or, in the case of a payment not being made in full, that portion of the amount of such missing Coupon which the Redemption Amount paid bears to the total Redemption Amount due) (excluding, for this purpose, but without prejudice to paragraph (iii) below, Talons) will be deducted from the amount otherwise payable on such final redemption, the amount so deducted being payable against surrender of the relevant Coupon at the specified office of any of the Paying Agents at any time within ten years of the Relevant Date applicable to payment of such Redemption Amount;

     (ii) if the Pricing Supplement specifies that this paragraph (ii) of Condition 9A.05 is applicable (and, in the absence of specification, this paragraph (ii) shall apply to Instruments which bear interest at a floating rate or rates or in variable amounts) all unmatured Coupons (excluding, for this purpose, but without prejudice to paragraph (iii) below, Talons) relating to such Definitive Instruments (whether or not surrendered therewith) shall become void and no payment shall be made thereafter in respect of them;

     (iii)in the case of Definitive Instruments initially delivered with Talons attached thereto, all unmatured Talons (whether or not surrendered therewith) shall become void and no exchange for Coupons shall be made thereafter in respect of them; and

     (iv) in the case of Definitive Instruments initially delivered with Receipts attached thereto, all Receipts relating to such Instruments in respect of a payment of an Instalment Amount which (but for such redemption) would have fallen due on a date after such due date for redemption (whether or not surrendered therewith) shall become void and no payment shall be made thereafter in respect of them.

     The provisions of paragraph (i) of this Condition 9A.05 notwithstanding, if any Definitive Instruments should be issued with a maturity date and an Interest Rate or Rates such that, on the presentation for payment of any such Definitive Instrument without any unmatured Coupons attached thereto or surrendered therewith, the amount required by paragraph
(i) to be deducted would be greater tan the Redemption Amount otherwise due for payment, then, upon the due date for redemption of any such Definitive Instrument, such unmatured Coupons (whether or not attached) shall become void (and no payment shall be made in respect thereof) as shall be required so that, upon application of the provisions of paragraph (i) in respect of such Coupons as have not so become void, the amount required by paragraph
(i) to be deducted would not be greater than the Redemption Amount otherwise due for payment. Where the application of the foregoing sentence requires some but not all of the unmatured Coupons relating to a Definitive Instrument to become void, the relevant Paying Agent shall determine which unmatured Coupons are to become void, and shall select for such purpose Coupons maturing on later dates in preference to Coupons maturing on earlier dates.

9A.06 In relation to Definitive Instruments initially delivered with Talons attached thereto, on or after the due date for the payment of interest on which the final Coupon comprised in any Coupon sheet matures, the Talon comprised in the Coupon sheet may be surrendered at the specified office of any Paying Agent outside (unless Condition 9A.03 applies) the United States in exchange for a further Coupon sheet (including any appropriate further Talon), subject to the provisions of Condition 9 below. Each Talon shall, for the purpose of these Conditions, be deemed to mature on the Interest Payment Date on which the final Coupon comprised in the relative Coupon sheet matures.

9B   PAYMENTS - GENERAL PROVISIONS

9B.01 Payments of amounts due (whether principal, interest or otherwise) in respect of Instruments will be made in the currency in which such amount is due (a) by cheque (in the case of payment in Japanese Yen to a non-resident of Japan, drawn on an authorized foreign exchange bank and, in the case of payment in sterling, drawn on a town clearing branch of a bank in the city of London) or (b) at the option of the payee, by transfer to an account denominated in the relevant currency specified by the payee (in the case of payment in Japanese Yen to a non-resident of Japan, a non-resident account with an authorized foreign exchange bank specified by the payee). Payments will, without prejudice to the provisions of Condition 8, be subject in all cases to any applicable fiscal or other laws and regulations.

9B.02 For the purposes of these Terms and Conditions:

     (i) "Relevant Financial Centre Day" means, in the case of any currency other than ECU, a day on which commercial banks and foreign exchange markets settle payments in the Relevant Financial Centre and in any other place specified in the Pricing Supplement or in the case of payment in ECU, a day which is an ECU Settlement Day (as defined in the ISDA Definitions but disregarding, for this purpose, paragraph (b) of such definition); and

     (ii) "local banking day" means a day (other than a Saturday or Sunday) on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in the place of presentation of the relevant Instrument or, as the case may be, Coupon.

9B.03 No commissions or expenses shall be charged to the holders of Instruments or Coupons in respect of such payments.

9C     VALUE OF THE ECU

9C.01 This Condition 9C and Condition 9D below are applicable in relation to Instruments denominated in ECU or Instruments having the ECU as a currency of account and payment.

9C.02 For the purposes of these Conditions and subject as provided below, the ECU in which the Instruments are denominated is the same as the ECU that is from time to time used as the unit of account of the European Communities. Changes to the ECU may be made by the European Communities, in which event the ECU will change accordingly.

9D   PAYMENTS IN A COMPONENT CURRENCY OF ECU

9D.01 In the event that the ECU is used neither as the unit of account of the European Communities nor as the currency of the European Union then, with effect from the ECU Conversion Date, any obligation under the terms of the Instruments to make a payment in ECU will be replaced by an obligation on the part of the Issuer to make a payment in the Selected Currency in the Equivalent Amount.

9D.02 For the purposes of these Terms and Conditions:

     (i) "Component Amount" means, in respect of a Component Currency, the number of units (including decimals) of that currency represented in the ECU on the ECU Conversion Date;

     (ii) "Component Currency" means any currency that, on the ECU Conversion Date, is a component currency of the ECU;

     (iii)"ECU Conversion Date" means the last day on which the ECU was used as the unit of account of the European Communities;

     (iv) "Equivalent Amount" means, in respect of a Selected Currency, an amount determined by the Fiscal Agent by adding the results obtained by converting the Component Amount of each Component Currency into United States dollars at the Market Exchange Rate for converting that Component Currency into United States dollars and then converting the sum of those United States dollar amounts (unless the Selected Currency is the United States dollar) into the Selected Currency at the Market Exchange Rate for converting United States dollars into the Selected Currency;

     (v) "Market Exchange Rate" means, in respect of any Component Currency or the United States dollar, the arithmetic mean of the middle spot delivery quotations for that currency for cable transfers quoted at approximately 2.30 p.m. (London time) on the Valuation Date by three leading foreign exchange dealers, selected by the Fiscal Agent, in the Relevant Financial Centre for the relevant Component Currency or, as the case may be, the United States dollar; in the event that quotations are not available for a currency as of the Valuation Date from any of the banks selected by the Fiscal Agent for this purpose because foreign exchange markets are closed in the country of issue of the currency or for any other reason, the most recent direct quotations for that currency obtained by, or on behalf of, the Fiscal Agent shall be used in computing the Equivalent Amount of the Selected Currency on the Valuation Date if those rates were prevailing in the country of issue not more than two Banking Days before the Valuation Date; if the only rates available for such purpose are as of a date more than two Banking Days before the Valuation Date, the Fiscal Agent shall convert the Component Amount into United States dollars or that amount into the Selected Currency on the basis of cross rates derived from the arithmetic mean of the middle spot delivery quotations for such currencies prevailing at approximately 2.30 p.m. (London time) on the Valuation Date, as obtained by the Fiscal Agent from one or more major banks, in a country other than the country of issue of such currency; for the purpose of determining a Market Exchange Rate, quotations will be obtained from the market in which a non-resident issuer of securities denominated in that currency would purchase that currency in order to make payment for the securities;

     (vi) "Selected Currency" means a currency selected by the Fiscal Agent from among the Component Currencies and the United States dollar;

     (vii)"Valuation Date" means, in respect of any payment deemed to be payable in a Selected Currency, the day that is two Banking Days preceding the due date of the applicable payment.

9D.03 For the purposes of this Condition 9D and any other provision of these Terms and Conditions notwithstanding, "Banking Day" means a day on which commercial banks and foreign exchange markets settle payments in the relevant currency in London and in the Relevant Financial Centre for the relevant Component Currency.

9D.04 The determination by the Fiscal Agent of all rates and amounts for the purposes of this Condition 9D shall, in the absence of manifest error, be final and binding on the Issuer and the Holders of Instruments and Coupons. The Fiscal Agent will notify the Issuer, the Paying Agents or, as the case may be, the Registrar of the Selected Currency and of all rates and amounts determined by it for the purposes of this Condition 9D (from whose respective specified offices such information will be available).

9D.05 From the start of the third stage of European monetary union, all payments in respect of Instruments denominated in ECU will be made in Euro at the rate then established in accordance with the Treaty. This Condition 9 will not result in payment in a component currency in such circumstances.

10.  PRESCRIPTION

10.01 Claims against the Issuer for payment of principal and interest in respect of Instruments will be prescribed and become void unless made, in the case of principal, within ten years or, in the case of interest, five years after the Relevant Date (as defined in Condition 8.02) for payment thereof.

10.02 In relation to Definitive Instruments initially delivered with Talons attached thereto, there shall not be included in any Coupon sheet issued upon exchange of a Talon any Coupon which would be void upon issue pursuant to Condition 9A.05 or the due date for the payment of which would fall after the due date for the redemption of the relevant Instrument or which would be void pursuant to this Condition 10 or any Talon the maturity date of which would fall after the due date for redemption of the relevant Instrument.

11     THE PAYING AGENTS AND THE CALCULATION AGENT

11.01 The initial Paying Agents and their respective initial specified offices are specified below.

     Calculation Agent in respect of any Instruments shall be specified in the Pricing Supplement. The Issuer reserves the right at any time to vary or terminate the appointment of any Paying Agent (including the Fiscal Agent) or the Calculation Agent and to appoint additional or other Paying Agents or another Calculation Agent Provided that it will at all times maintain (i) a Fiscal Agent, (ii) a Paying Agent (which may be the Fiscal Agent) with a specified office in a continental European city, (iii) so long as the Instruments are listed on the Luxembourg Stock Exchange and/or any other stock exchange, a Paying Agent (which may be the Fiscal Agent) with a specified office in Luxembourg and/or in such other place as may be required by such other stock exchange, (iv) in the circumstances described in Condition 9A.03, a Paying Agent with a specified office in New York City, and (v) a Calculation Agent where required by the Terms and Conditions applicable to any Instruments (in the case of (i), (ii) and (iii) with a specified office located in such place (if any) as may be required by the Terms and Conditions). The Paying Agents and the Calculation Agent reserve the right at any time to change their respective specified offices to some other specified office in the same city. Notice of all changes in the identities or specified offices of any Paying Agent or the Calculation Agent will be given promptly by the Issuer to the Holders in accordance with Condition 14.

11.02 The Paying Agents and the Calculation Agent act solely as agents of the Issuer and, save as provided in the Issue and Paying Agency Agreement or any other agreement entered into with respect to its appointment, do not assume any obligations towards or relationship of agency or trust for any Holder of any Instrument, Receipt or Coupon and each of them shall only be responsible for the performance of the duties and obligations expressly imposed upon it in the Issue and Paying Agency Agreement or other agreement entered into with respect to its appointment or incidental thereto.

12.  REPLACEMENT OF INSTRUMENTS

If any Instrument, Receipt or Coupon is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Fiscal Agent or such Paying Agent or Paying Agents as may be specified for such purpose in the Pricing Supplement ("Replacement Agent"), subject to all applicable laws and the requirements of any stock exchange on which the Instruments are listed, upon payment by the claimant of all expenses incurred in connection with such replacement, including any tax or other governmental charge that may be imposed in relation thereto, and upon such terms as to evidence, security, indemnity and otherwise as the Issuer and the Replacement Agent may require. Mutilated or defaced Instruments, Receipts and Coupons must be surrendered before replacements will be delivered therefor.

13.  MEETINGS OF HOLDERS AND MODIFICATION

The Issue and Paying Agency Agreement contains provisions for convening meetings of Holders of Instruments to consider any matter affecting their interests. Other than in the case of an Extraordinary Resolution described below, a majority in aggregate principal amount of Instruments of a Series voted at a meeting duty called, by proxy or in person, may, with the written consent of the Issuer, modify, amend or supplement the terms of Instruments of such Series or waive any breaches or proposed breaches of the terms of Instruments of such Series, and any resolution passed at a meeting of Holders of Instruments will be binding on all Holders of Instruments of such Series, whether or not they are present at the meeting, and on all Holders of Coupons appertaining thereto, and shall be binding on the Holders and all future Holders of any Instruments issued in exchange therefor, whether or not a notation is made on the Instruments. Modification by Extraordinary Resolution of certain terms and conditions of the Instruments or other provisions of the Issue and Paying Agreement (including terms of the payment of principal and interest on Instruments) requires special voting. In the case of any Series of Instruments, the quorum at any such meeting of Holders of Instruments for passing an Extraordinary Resolution will be any person or persons holding or representing not less than two-thirds, or at any adjourned such meeting not less than one-third, in principal amount of the Instruments of such Series for the time outstanding and entitled to be voted at such meeting and an Extraordinary Resolution may be passed by the affirmative vote of not less than 75 percent in aggregate principal amount of such Instruments voted in respect of such Extraordinary Resolution.

     The Fiscal Agent may agree, without the consent of the Holders of Instruments, Coupons or Talons, to any modification (except as aforesaid) of, or to any waiver or authorisation of any breach or proposed breach of, any of the Terms and Conditions of the Instruments or any other provisions of the Issue and Paying Agency Agreement which does not adversely affect the interest of any Holder of such Instruments in any material respect or to any modification which is of a minor or technical nature or to correct a manifest error as set forth in the Issue and Paying Agency Agreement.

14.  NOTICES

     Notices to Holders of Instruments will, save where another means of effective communication has been specified herein or in the Pricing Supplement, be deemed to be validly given if (i) published in a leading daily newspaper having general circulation in London (which is expected to be the Financial Times) (ii) in the case of Instruments which are listed on the Luxembourg Stock Exchange (so long as such Instruments are listed on the Luxembourg Stock Exchange and the rules of that exchange so require), in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and (iii) in the case of any Instruments which are listed on the Paris Bourse (so long as such Instruments are listed on the Paris Bourse and that exchange so requires), in a daily newspaper having general circulation in Paris (which is expected to be Les Echos or La Tribune) or (in the case of (i) or (ii), if such publication is not practicable, if published in a leading English language daily newspaper having general circulation in Europe or, in the case of
(iii), if such publication is not practicable, if published in a leading French language daily newspaper having general circulation in the Republic of France) (or, if permitted by the rules of the relevant stock exchange, in the case of Instruments represented by a Temporary Global Instrument or Permanent Global Instrument, if delivered to Euroclear and Cedel Bank and/or any other relevant clearing system for communication by them to the persons shown in their respective records as having interests therein).
The Issuer shall also ensure that notices are duly published in compliance with the requirements of each stock exchange on which the Instruments are listed. In the case of Instruments which are listed on the Paris Bourse, notices will be required to be published in a daily newspaper in all cases. Any notice so given will be deemed to have been validly given on the date of first such publication (or,if required to be published in more than one newspaper, on the first date on which publication shall have been made in all the required newspapers) or, as the case may be, on the fourth weekday after the date of such delivery to Euroclear and Cedel Bank and/or such other clearing system. Holders of Coupons will be deemed for au purposes to have notice of the contents of any notice given to Holders of Instruments in accordance with this Condition.

15.  FURTHER ISSUES

     The Issuer may from time to time, without the consent of the Holders of any Instruments or Coupons, create and issue further instruments, bonds or debentures having the same terms and conditions as such Instruments in all respects (or in all respects except for the first payment of interest, if any, on them and/or the denomination thereof) so as to form a single series with the Instruments of any particular Series.

16.  CURRENCY INDEMNITY

     The currency in which the Instruments are denominated or, if different, payable, as specified in the Pricing Supplement (or, in the case of Instruments to which Condition 9D applies, the Selected Currency (as defined in Condition 9D.02)) (the "Contractual Currency"), is the sole currency of account and payment for all sums payable by the Issuer in respect of the Instruments, including damages. Any amount received or recovered in a currency other than the Contractual Currency (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction or otherwise) by any Holder of an Instrument or Coupon in respect of any sum expressed to be due to it from the Issuer shall only constitute a discharge to the Issuer to the extent of the amount in the Contractual Currency which such Holder is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that amount is less than the amount in the Contractual Currency expressed to be due to any Holder of an Instrument or Coupon in respect of such Instrument or Coupon the Issuer shalt indemnify such Holder against any toss sustained by such Holder as a result. In any event, the Issuer shall indemnify each such Holder against any cost of making such purchase which is reasonably incurred. These indemnities constitute a separate and independent obligation from the Issuer's other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder of an Instrument or Coupon and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due in respect of the Instruments or any judgment or order. Any such loss aforesaid shall be deemed to constitute a loss suffered by the relevant Holder of an Instrument or Coupon and no proof or evidence of any actual loss will be required by the Issuer.

17.  WAIVER AND REMEDIES

     No failure to exercise, and no delay in exercising, on the part of the Holder of any Instrument, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof precludeany other or future exercise thereof or the exercise of any other right. Rights hereunder shall be in addition to all other rights provided by taw. No notice or demand given in any case shall constitute a waiver of rights to take other action in the same, similar or other instances without such notice or demand.


18.  LAW AND JURISDICTION

18.01 The Instruments and the Issue and Paying Agency Agreement are governed by, and shall be construed in accordance with, the laws of the State of New York.

18.02 The Issuer irrevocably agrees for the benefit of the Holders of the Instruments that any New York State or United States federal court sitting in New York City, the Borough of Manhattan and the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with the Instruments (respectively, "Proceedings" and "Disputes") and, for such purposes, irrevocably submits to the jurisdiction of such Court.

18.03 The Issuer irrevocably waives any objection which it might now or hereafter have to any New York State or United Sates federal court sitting in New York City, the Borough of Manhattan and the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and agrees not to claim that any such court is not a convenient or appropriate forum.

18.04 The Issuer agrees that the process by which any proceedings in New York City are begun may be served on it by being delivered to the General Counsel of the Issuer at TRS' headquarters in New York and that the process by which any proceedings in England are begun may be served on it by being delivered to the General Counsel's office of TRS (in the case of TRS, Credco and AEOCC) and of AEB at their headquarters in London at American Express Bank Ltd., 60 Buckingham Palace Road, London, SWLW ORU, United Kingdom (AEB), and American Express Europe Ltd., Portland House, Stag Place, London, SWLE 5BZ, United Kingdom (TRS). If the appointment of the person mentioned in this Condition 18.04 ceases to be effective, the Issuer shall forthwith appoint a further person in New York City or in England, as the case may be, to accept service of process on its behalf in New York City or in England, as the case may be, and notify the name and address of such person to the Fiscal Agent and, failing such appointment within fifteen days, any Holder of an Instrument shalt be entitled to appoint such a person by written notice addressed to the Issuer and delivered to the Issuer or to the specified office of the Fiscal Agent. Nothing contained herein shall affect the right of any Holder of an Instrument to serve process in any other manner permitted by law.

18.05 The submission to the jurisdiction of the New York State or United States federal courts sitting in New York City or in the Borough of Manhattan and courts of England shall not (and shall not be construed so as to) limit the right of the Holders of the Instruments or any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.